EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

EXECUTIVE EMPLOYMENT AGREEMENT

Chief Financial Officer and Chief Accounting Officer

Aspira Women's Health Inc.

This Executive Employment Agreement (this "Agreement") is entered into on April 26, 2026, by and between Aspira Women's Health Inc., a Delaware corporation (the "Company"), and John Strahley (the "Executive"), and shall be effective as of April 27, 2026 (the "Effective Date"). The Company and the Executive are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

The Parties agree as follows:

1. Position and Duties

1.1 Title. The Company hereby employs the Executive as its Chief Financial Officer and Chief Accounting Officer (together, the "CFO/CAO"). The Executive accepts such employment on the terms and conditions set forth herein.

1.2 Reporting. The Executive shall report directly to the Chief Executive Officer of the Company.

1.3 Duties. The Executive shall perform the duties, functions, and responsibilities customarily associated with the CFO/CAO role of a publicly traded company, including but not limited to: financial reporting and compliance (including SEC reporting obligations); oversight of accounting, audit, and internal controls; treasury and cash management; preparation and oversight of financial statements; coordination with the Company's independent auditors and audit committee; tax compliance and planning; investor relations support; and such other duties as may be assigned by the CEO or the Board of Directors (the "Board") from time to time.

1.4 Fractional Role / Minimum Hours. This is a fractional executive role. The Executive shall devote a minimum of twenty (20) hours per week to the performance of his duties hereunder. Subject to the foregoing minimum commitment and the Executive's compliance with Section 5 (Restrictive Covenants), the Executive may engage in other professional activities, provided that such activities do not create a conflict of interest, violate the Company's policies, or otherwise interfere with the Executive's obligations to the Company.

1.5 Location. The position is remote. The Executive shall be available to travel as reasonably requested by the Company in connection with the performance of his duties.

2. Term of Employment

2.1 At-Will Employment. The Executive's employment with the Company is at-will and for no fixed term. Either the Executive or the Company may terminate the employment relationship at

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [REDACTED], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

any time, with or without cause, and with or without advance notice, subject to the provisions of Section 6 (Termination). Nothing in this Agreement shall be construed to alter the at-will nature of the employment relationship.

2.2 Commencement. Employment under this Agreement shall commence on the Effective Date, contingent upon the Executive's satisfactory completion of the Company's pre-employment background and reference check requirements.

3. Compensation

3.1 Base Salary. The Company shall pay the Executive an annualized base salary of $167,000 (One Hundred Sixty-Seven Thousand Four Hundred Dollars), payable on a semi-monthly basis ($6,958.33 per pay period), less applicable payroll deductions and withholdings, in accordance with the Company's standard payroll practices. The base salary shall be subject to periodic review by the CEO and the Board. Notwithstanding Executive’s fractional role as set forth in Section 1.4 of this Agreement, Executive is paid a fixed weekly salary for all hours worked in a week. Pursuant to the Fair Labor Standards Act and applicable state law, Executive is exempt from any additional or premium payments for hours worked beyond the expected minimum hours referenced in Section 1.4.

3.2 Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time, subject to the Executive's submission of appropriate documentation and preapprovals as may be requested by CEO.

4. Equity Compensation

4.1 Stock Option Grant. Subject to approval by the Company's Board of Directors or its Compensation Committee, and the terms of the Company's then-current equity incentive plan (the "Plan") and related award agreement, the Executive shall be eligible to receive a grant of options to purchase 70,000 shares of the Company's common stock (the "Options"). The Options shall be subject to the following terms:

(a) Exercise Price. The exercise price per share shall equal the fair market value of the Company's common stock on the date the Options are granted, as determined in accordance with the Plan.

(b) Vesting Schedule. The Options shall vest as follows: twenty-five percent (25%) of the Options shall vest ninety (90) days after the Executive's employment start date; after the vesting of the initial 25% of Options, the remaining seventy-five percent (75%) shall vest in equal monthly installments over the next nine (9) calendar months, such that all Options shall be fully vested twelve (12) months after the employment start date, subject in each case to the Executive's continued employment with the Company on each applicable vesting date.

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

(c) Change in Control Acceleration. Upon a Change in Control of the Company (as defined in the Plan), one hundred percent (100%) of any then-unvested Options held by the Executive shall automatically accelerate and become fully vested and exercisable as of the effective date of such Change in Control, provided Executive remains employed on the effective date of such Change in Control and regardless of whether the Executive's employment continues following such event.

(d) Exercise Period. The period during which the Executive may exercise vested Options following termination of employment shall be determined by the Company in its discretion; provided that the Company shall provide not less than thirty (30) days' prior written notice of any exercise deadline, and no Option shall be exercisable after the expiration of its original term as set forth in the award agreement.

(e) Governing Documents. The Options shall be subject in all respects to the terms of the Plan and the applicable award agreement, which shall be provided to the Executive in connection with the grant. In the event of any conflict between this Agreement and the Plan or award agreement, the Plan and award agreement shall control with respect to the terms of the Options.

5. Benefits

5.1 Benefit Eligibility. Because the Executive's scheduled work commitment is less than thirty-five (35) hours per week, the Executive is classified as a part-time employee and is not eligible to participate in the Company's group health, dental, vision, life insurance, or similar employee benefit plans.

5.2 401(k) Plan. The Executive shall be eligible to participate in the Company's 401(k) retirement savings plan (or successor plan if applicable) in accordance with the terms of such plan, subject to applicable eligibility requirements. For the avoidance of doubt, the Executive's participation is solely through Executive’s elective deferrals without contribution from the Company.

5.3 No Additional Benefits. Except as expressly set forth in this Section 5, the Executive shall not be entitled to any additional employee benefits by virtue of his employment hereunder.

6. Termination

6.1 At-Will Termination. Either Party may terminate the Executive's employment at any time, with or without cause or advance notice, consistent with the at-will nature of the employment relationship set forth in Section 2.1. Upon termination, the Company shall pay the Executive (a) any accrued but unpaid base salary through the date of termination and (b) any unreimbursed business expenses properly incurred prior to termination (collectively, the "Accrued Obligations"). The Executive shall not be entitled to any severance, continuation of benefits, or other compensation beyond the Accrued Obligations upon any termination of employment.

6.2 Resignation. Although, consistent with Executive’s at-will employment, either party may terminate the employment relationship at any time for any reason not prohibited by law, both Aspira and the Executive agrees to provide reasonable advance written notice of his intent to resign, consistent with the needs of the business.

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

6.3 Return of Company Property. Upon any termination of employment, the Executive shall promptly return all property of the Company, including but not limited to electronic devices, access credentials, documents (whether in physical or electronic form), and any other materials containing Confidential Information (as defined in Section 7).

6.4 Survival. The provisions of Sections 6.3 (Return of Company Property), 7 (Confidentiality), 8 (Restrictive Covenants), 9 (Intellectual Property), and 11 through 20 (General Provisions) shall survive the termination of this Agreement and the Executive's employment (whether the Executive’s employment ends voluntarily or involuntarily and irrespective of the reason for such termination).

7. Confidential Information

7.1 Definition. For purposes of this Agreement, "Confidential Information" means all non-public information and data of the Company, including but not limited to: financial data, projections, and strategies; business plans; clinical data; patient and customer information; personnel information; trade secrets; intellectual property; SEC filings in preparation; merger and acquisition targets; investor information; pricing data; information protected by either the Company’s attorney-client privilege or any other applicable legal privilege protecting against disclosure; and any other information that the Company treats as confidential or that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure.

7.2 Obligations. During the Executive's employment and at all times thereafter, the Executive shall (a) hold all Confidential Information in strict confidence; (b) not disclose Confidential Information to any third party without the Company's prior written consent; (c) use Confidential Information solely for the benefit of the Company in the performance of his duties; and (d) take all reasonable precautions to prevent unauthorized disclosure or use.

7.3 Prior Employer Information. The Executive represents and warrants that he has not brought and will not bring to the Company, or use in the performance of his duties, any confidential information, trade secrets, or proprietary materials belonging to any prior employer or third party.

7.4 Defend Trade Secrets Act Notice. Notwithstanding Executive’s confidentiality and nondisclosure obligations, the Executive hereby is advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”7.5 SEC Disclosure and Other Legal Obligations. Executive agrees to comply with all applicable state and federal laws and regulations in carrying out Executive’s

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

job responsibilities. Nothing in this Agreement prohibits Executive from making any disclosure required by applicable law, rule, or regulation, including any disclosure required by the Securities and Exchange Commission or any other regulatory or governmental authority nor does anything in this Agreement prohibit Executive from filing a complaint with government agencies, or participating in government agency investigations or proceedings.

8. Restrictive Covenants

8.1 Non-Competition. During the Executive's employment and for a period of one (1) year following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, provide services to, or otherwise engage in any business or enterprise that (a) is engaged in the development, commercialization, or sale of diagnostic tests, biomarkers, or clinical tools specifically targeting women's health conditions (including but not limited to endometriosis, ovarian cancer, or related gynecologic conditions), and (b) is competitive with the Company's then-current business activities, within any geographic market in which the Company is then actively conducting business.

For the avoidance of doubt, the restrictions in this Section 8.1 are limited to businesses that are specifically competitive with the Company's women's health diagnostics business, and shall not be construed to prohibit the Executive from providing financial or accounting services to businesses in the broader healthcare, life sciences, or diagnostics industries that are not competitive with the Company.

8.2 Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, induce, recruit, or encourage any employee or consultant of the Company to terminate his or her relationship with the Company, or hire or attempt to hire any such individual.

8.3 Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, divert, or attempt to take away any customer, client, or prospective customer of the Company with whom the Executive had material contact during his employment for the purpose of providing products or services competitive with those of the Company.

8.4 Non-Disparagement. Following the termination of employment, the Executive shall not make any false, misleading, or materially disparaging statements about the Company, its officers, directors, employees, products, or services. The Company agrees that its executive officers and members of its Board of Directors shall not make any materially disparaging statements about the Executive.

8.5 Reasonableness of Restrictions. The Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests, including the protection of its Confidential Information and its relationships with customers and employees. The Executive agrees that the scope, duration, and geographic coverage of the restrictions are reasonable and appropriate given the Executive's role as a senior officer of a publicly traded company. If any provision of this Section 8 is found to be unenforceable, the Parties authorize a court of competent jurisdiction to modify such provision to the minimum extent necessary to render it enforceable.

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

9. Intellectual Property

9.1 Assignment of Inventions. The Executive agrees that all inventions, developments, discoveries, improvements, works of authorship, data, processes, and other intellectual property (collectively, "Work Product") that the Executive creates, conceives, or reduces to practice, alone or jointly with others, during the term of his employment and within the scope of his duties or using the Company's resources, shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns to the Company all right, title, and interest in and to all such Work Product and agrees either during or after employment to execute any documents necessary to perfect the assignment of such right, title and interest.

9.2 Proprietary Information and Inventions Agreement. The Executive's acceptance of this Agreement confirms that he has read, understood, and executed the Company's Proprietary Information and Inventions Agreement prior to the Effective Date, which is incorporated herein by reference.

10. Executive Representations and Warranties

The Executive represents and warrants to the Company that: (a) he has the full right and authority to enter into this Agreement and to perform his obligations hereunder; (b) the execution, delivery, and performance of this Agreement do not and will not conflict with or violate any agreement, instrument, or obligation to which the Executive is a party or by which he is bound, including without limitation any non-competition, non-solicitation, or confidentiality agreement with any prior employer; (c) the Executive is not subject to any pending or threatened legal proceedings that would materially interfere with the performance of his duties; and (d) the Executive will promptly disclose to the Company any circumstances that arise during his employment that may create a conflict of interest or otherwise impair his ability to perform his duties hereunder.

11. Indemnification and D&O Insurance

11.1 Indemnification. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws, as amended from time to time, in connection with any threatened, pending, or completed action, suit, or proceeding arising out of or related to the Executive's service as an officer of the Company.

11.2 D&O Insurance. The Company shall use commercially reasonable efforts to maintain directors' and officers' liability insurance covering the Executive in his capacity as CFO/CAO of the Company, in amounts and on terms consistent with those maintained for other senior officers of the Company.

12. Compliance with Company Policies

The Executive agrees to comply with all applicable laws and regulations and with the Company's policies, procedures, codes of conduct, and governance guidelines as in effect from time to time, including those applicable to officers of a publicly traded company, such as the Company's securities trading policy and insider trading restrictions. The Executive shall

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

promptly advise the CEO of any circumstances that may affect the Executive's ability to perform his duties without interruption.

13. Right of Inspection

The Executive acknowledges and agrees that the Company has the right to access and inspect the Executive's Company-issued equipment, devices, and work product at any time, with or without notice, to the extent permitted by applicable law. The Executive shall maintain Company data and work product on Company-authorized systems and do so in accordance with the Company’s data security protocols and shall not store Confidential Information on personal devices or accounts except as authorized by the Company's information security policies.

14. Section 409A Compliance

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and shall be interpreted and administered consistent with such intent. The Company and the Executive agree to cooperate in good faith to amend this Agreement, to the extent necessary, to comply with Section 409A without materially changing the economic value of the Agreement to either Party. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded to the maximum extent permissible.

15. Governing Law; Dispute Resolution

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws principles.

15.2 Jurisdiction and Venue. Any dispute arising out of or relating to this Agreement or the Executive's employment shall be resolved exclusively in the state or federal courts located in the State of Connecticut, and each Party hereby irrevocably consents to the personal jurisdiction of such courts and waives any objection to venue therein.

15.3 Arbitration.  Except as provided in Section 15.4 below, the parties agree that any dispute or controversy arising out of or relating to, either directly or indirectly, the terms and conditions set out in this Agreement, or any aspect of Executive’s employment with the Company or separation from employment, shall be settled by final and binding arbitration in accordance with the applicable Arbitration Rules of the American Arbitration Association (“AAA”) before a mutually agreed upon single arbitrator (who shall be a retired judge or a lawyer). The arbitration proceeding shall be commenced within one (1) year of the act or omission that gave rise to the dispute and shall be held in Shelton, Connecticut or a mutually acceptable alternative location. The arbitrator may prescribe any remedy or relief which would be available to a party in a court of law, including, without limitation, an award that either party shall desist from any actual or threatened violation(s) of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Company and Executive shall each pay one-half of the costs and expenses of such arbitration, pay their own counsel fees and expenses, and any other associated costs of the arbitration. All questions or disputes concerning the validity and enforceability of the arbitration provision of this Agreement shall be governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §1 et. seq., regardless of the substantive law applied in the arbitration proceeding. To the extent the FAA is not applicable,

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

then the arbitration provision of this Agreement shall be governed by Connecticut Revised Uniform Arbitration Act.

15.4Equitable Remedies.  Executive agrees that it would be impossible or inadequate to measure and calculate Company’s damages from any breach of the covenants set forth in Sections 7, 8, or 9, above, that such a breach will materially and irreparably harm Company, that money damages will not be an adequate remedy for such a breach, and that Company, in its sole discretion, and in addition to any other remedies it may have at law or in equity, may apply to any court with jurisdiction in Connecticut, or any other court with jurisdiction, for specific performance and/or injunctive relief in order to enforce or prevent any violations or threatened violations of those specific provisions. This provision does not preclude Company from also applying to any court with jurisdiction in Connecticut or any other court with jurisdiction, for temporary or preliminary injunctive relief pending a resolution of any dispute or controversy pursuant to Section 15.3 of this Agreement. In the event of any such action, the court or arbitrator may award the substantially prevailing party in such action the expenses and attorneys’ fees and costs such party incurred in such court action.

16. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, warranties, agreements, and understandings, whether oral or written, between the Parties with respect to the employment of the Executive by the Company. This Agreement may not be amended, modified, or waived except by a written instrument signed by both the Executive and a duly authorized representative of the Company’s Board of Directors.

17. Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be modified to the minimum extent necessary to make it enforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

18. Waiver

No waiver by either Party of any breach or default of any provision of this Agreement shall be deemed a waiver of any subsequent breach or default, and shall not affect the other provisions of this Agreement.

19. Counterparts; Electronic Signatures

This Agreement may be executed in duplicate and each part, when executed, shall have the same effect of an original. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature is an original. A copy of the signed Agreement may be used in lieu of the original Agreement for all purposes.20. Confidentiality of Agreement

The Executive agrees to hold the terms of this Agreement in confidence and not to disclose its terms to any third party, except (a) to the Executive's legal or financial advisors who are

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EXECUTIVE EMPLOYMENT AGREEMENT — ASPIRA WOMEN'S HEALTH INC. / JOHN STRAHLEY

themselves bound by confidentiality obligations, (b) as required by applicable law or regulation, or (c) as necessary to enforce the Executive's rights hereunder. The Company shall file this Agreement with the Securities and Exchange Commission as required by applicable law and regulation, and such filing shall not constitute a breach of this Section 20.

21. Notices

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by nationally recognized overnight courier; or (c) sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as a Party may designate in writing:

If to the Company:

Aspira Women's Health Inc.

Attention: Chief Executive Officer

3 Enterprise Drive
Suite 220
Shelton, CT 06484

If to the Executive:

John Strahley
[Redacted]

[Redacted]

22. Acknowledgment

The Executive acknowledges that he has had a full and fair opportunity to review and consider this Agreement, has had the opportunity to consult with legal counsel of his choice, and enters into this Agreement freely and voluntarily, with full understanding of its terms and consequences.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ASPIRA WOMEN'S HEALTH INC.EXECUTIVE

By: _/s/ Mike Buhle____________________________By:_/s/ John Strahley________

Name: Mike BuhleName: John Strahley

Title: Chief Executive OfficerTitle: Chief Financial Officer and Chief

Accounting Officer

Date: ___April 26, 2026__________________________

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